EXHIBIT 99.1

For Immediate Release:

Strike at Conn-Selmer’s Eastlake, Ohio Plant

WALTHAM, MA — July 26, 2011 — Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), announced today that employees with Local 2359 of the United Auto Workers (UAW) went on strike this morning at the Company’s Eastlake, Ohio manufacturing facility. The Company’s labor contract with the union expired on February 15th and hourly employees have been working without a contract since that time.

The UAW represents approximately 230 employees at Conn-Selmer’s Eastlake, Ohio brass instrument facility. This equates to 28% of the band segment workforce. The Company anticipates it will be able to meet most customer needs for several months with its existing finished goods inventory, production from its Indiana brass instrument facility and foreign sources.

“The Company has been negotiating in good faith with representatives of the UAW for the past six months,” commented John Stoner, President of Conn-Selmer. “In light of the economic environment, we believe we put a fair offer on the table. While we have reached agreement in many areas, we are still divided on some issues. We hope to resolve the situation as quickly as possible.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com